Exhibit 5.1

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105-2933

July 12, 2021

Lightning eMotors, Inc.

815 14th Street SW, Suite A100

Loveland, Colorado 80537

Attn: Timothy Reeser

Re:	Registration Statement on Form S-8 of Lightning eMotors, Inc.

Ladies and Gentlemen:

We have acted as counsel to Lightning eMotors, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company with the United States Securities and Exchange Commission (the “Commission”) of 17,546,814 shares of the common stock, par value $0.0001 per share (the “Shares”), of the Company issuable in accordance with the Lightning eMotors 2021 Equity Incentive Plan (the “2021 Plan”) and the Lightning eMotors 2019 Equity Incentive Plan (the “2019 Plan” and together with the 2021 Plan, the “Plans”)), pursuant to a Registration Statement on Form S-8 filed by the Company with the Commission on July 12, 2021 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below, including (i) the form of Second Amended and Restated Certificate of Incorporation of the Company that is filed as Exhibit 3.1 to the Registration Statement; (ii) the Amended and Restated Bylaws of the Company that are filed as Exhibit 3.2 to the Registration Statement; (iii) the Registration Statement; (iv) the Specimen Common Stock Certificate that is filed as Exhibit 4.1 to the Registration Statement; and (v) the Plans that are filed as Exhibit 99.1 and Exhibit 99.2 to the Registration Statement. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have further assumed that each of the documents identified in clauses (i) through (v) above has been or will be adopted or filed as appropriate.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when the Registration Statement becomes effective under the Securities Act, the Shares, when delivered in accordance with the terms of the Plans upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and non-assessable.

The opinions contained herein are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the laws of any other state or jurisdiction. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)